Exhibit 99.1

NEWS RELEASE	Lisa K. Klinger
FOR IMMEDIATE RELEASE	Vice President - Treasurer and
Investor Relations
(972) 409-1528

klingerl@michaels.com

Michaels Stores Reports Holiday Performance
—Same-store Sales Increase 1.2% for Holidays—
—Merchandise Margins Expand Over 200 bps—
—President & CFO to speak at JPMorgan High Yield Conference—

IRVING, Texas — January 17, 2007 — Michaels Stores, Inc. today reported on holiday business performance with solid same-store sales growth and significantly improved margin performance as the Company continues its focus on improving overall profitability and further strengthening financial returns.

Quarter-to-date same-store sales for the nine weeks ended December 30, 2006 increased 1.2% and total sales increased 4.2% over the corresponding period of fiscal 2005.  Strong December same-store sales of 3.7% were offset by early November sales softness, primarily due to changes to the Company’s Veteran’s Day promotion.  Domestic Michaels stores’ same-store sales for the combined November and December holiday selling season were strongest in the Northeast, Southwest and Southeast regions of the country.  The best performing categories included Framing, Impulse, General Crafts, and Christmas.  Weakness in the Company’s Yarn category during this nine-week period reduced overall same-store sales by approximately (2.4%).  For the combined November and December period, average ticket increased 2.0%, customer transactions decreased (0.9%), and custom framing deliveries increased 0.1%.  A favorable Canadian currency translation added approximately 0.3% to the average ticket increase.

Quarter-to-date merchandise margins expanded approximately 240 basis points, primarily due to ongoing product sourcing initiatives, improved seasonal sell-through and enhancements to pricing and promotion execution.

Outlook

For the remainder of the quarter, the Company will continue to focus on profitability, which includes eliminating a lower profit custom framing promotional offer during the month of January.  The Company currently expects same-store sales for the comparable 13 weeks of the fourth quarter of Fiscal 2006 to increase 0.5% over the same period last year.  Total sales for the 14-week Fiscal 2006 fourth quarter are expected to increase 7.5%, including 4.5% for growth from the additional week in fiscal 2006 over the 13-week Fiscal 2005 fourth quarter.  Merchandise margins are expected to be up approximately 300 basis points for the fourth quarter of fiscal 2006 over the prior year period, which included certain accounting items, and we expect to generate cash flows from operations of nearly $240 million for the quarter.  Based on expected fourth quarter sales performance, improved gross margins and strong operating cash flows, the Company is estimating a year-end debt level of approximately $3.875 billion, a reduction of  $325 million during the fourth quarter.  Additionally, the Company expects to generate EBITDA of approximately $40 million and Adjusted EBITDA of approximately $275 million for the fourth quarter of fiscal 2006.

For fiscal 2006, full year same-store sales are expected to increase 0.2% and total sales are expected to increase approximately 5.0%.  For the full year, merchandise margins are expected to expand by nearly 150 basis points over the prior year, and the company expects to generate operating cash flow of nearly $260 million, EBITDA of approximately $290 million, and Adjusted EBITDA of $590 million.

Reconciliations of third quarter actual results, and fourth quarter and full year forecasted results, to EBITDA and Adjusted EBITDA, which are non-GAAP measures, are included at the end of this press release.

The Company also announced that on January 23, 2007, Jeffrey N. Boyer, President and Chief Financial Officer, will present at the JPMorgan High Yield Conference in Miami, Florida.  A copy of Mr. Boyer’s presentation will also be made available on our corporate web site at www.michaels.com under Investor Relations.

The Company plans to release its fourth quarter and full year fiscal 2006 earnings results on Wednesday, March 7, 2007, and will conduct a conference call at 4:00 p.m. CT on that date, hosted by Mr. Boyer, and President and Chief Operating Officer, Gregory Sandfort.  Those who wish to participate in the call may do so by dialing 973-633-6740. Any interested party will also have the opportunity to access the call via the Internet at www.michaels.com.  To listen to the live call, please go to the website at least fifteen minutes early to register and download any necessary audio software.  For those who cannot listen to the live broadcast, a recording will be available for 30 days after the date of the event.  Recordings may be accessed at www.michaels.com or by phone at 973-341-3080, PIN 6885493.

Michaels Stores, Inc. is the world’s largest specialty retailer of arts, crafts, framing, floral, wall décor, and seasonal merchandise for the hobbyist and do-it-yourself home decorator.  As of January 16, 2007, the Company owns and operates 923 Michaels stores in 48 states and Canada, 165 Aaron Brothers stores, 11 Recollections stores and four Star Wholesale operations.

This news release may contain forward-looking statements that reflect our plans, estimates, and beliefs. Any statements contained herein (including, but not limited to, statements to the effect that Michaels or its management “anticipates,” “plans,” “estimates,” “expects,” “believes,” and other similar expressions) that are not statements of historical fact should be considered forward-looking statements and should be read in conjunction with our consolidated financial statements and related notes in our Annual Report on Form 10-K for the fiscal year ended January 28, 2006, and in our Quarterly Reports on Form 10-Q for the quarters ended April 29, 2006, July 29, 2006 and October 28, 2006.  Specific examples of forward-looking statements include, but are not limited to, forecasts of same-store sales growth, operating income, and forecasts of other financial performance. Our actual results could materially differ from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: our substantial leverage, as well as the restrictions and financial exposure associated with the same; our ability to service the interest and principal payments of our debt; restrictions  contained in our various debt agreements that limit our flexibility in operating our  business; the finalization of our fiscal year end closing process including the accounting for the merger transaction; our ability to remain competitive in the areas of merchandise quality, price, breadth of selection, customer service, and convenience; our ability to anticipate and/or react to changes in customer demand; changes in consumer confidence; unexpected consumer responses to changes in promotional programs; unusual weather conditions; the execution and management of our store growth and the availability of acceptable real estate locations for new store openings; the effective maintenance of our perpetual inventory and automated replenishment systems and related impacts to inventory levels; delays in the receipt of merchandise ordered from our suppliers due to delays in connection with either the manufacture or shipment of such merchandise; transportation delays (including dock strikes and other work stoppages); changes in political, economic, and social conditions; commodity, energy and fuel cost increases, currency fluctuations, and changes in import duties; our ability to maintain the security of electronic and other confidential information; financial difficulties of any of our insurance providers, key vendors, or suppliers; lawsuits asserted by our previous stockholders or others challenging the merger transaction; and other factors as set forth in our Annual Report on Form 10-K for the fiscal year ended January 28, 2006, particularly in “Critical Accounting Policies and Estimates” and “Risk Factors,” and in our other Securities and Exchange Commission filings.  We intend these forward-looking statements to speak only as of the time of this release and do not undertake to update or revise them as more information becomes available.

This press release is also available on the Michaels Stores, Inc. website (www.michaels.com).

Michaels Stores, Inc.
Supplemental Disclosures Regarding Non-GAAP Financial Information

The following tables set forth the Company’s Earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”).  The Company defines EBITDA as net income before interest, income taxes, depreciation and amortization.   Additionally, the tables present Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”).  The Company defines Adjusted EBITDA as EBITDA adjusted for certain defined amounts that are added to or subtracted from EBITDA in accordance with the Company’s credit agreements (collectively, “the Adjustments”).  The Adjustments are described in further detail in the footnotes to the tables below.

The Company has presented EBITDA and Adjusted EBITDA in this press release to provide investors with additional information to evaluate our operating performance and our ability to service our debt.  The Company uses EBITDA, among other things, to evaluate operating performance, to plan and forecast future periods’ operating performance, and as an incentive compensation target for certain management personnel.  This measure is an indicator of the Company’s operational strength and performance as it provides a link between profitability and operating cash flow.  The Company uses Adjusted EBITDA in the calculation of various financial covenants in the indentures governing its current credit agreements.  On October 31, 2006, the Company entered into various credit agreements with lenders, including a $1.0 billion Revolving Credit Facility and a $2.4 billion Term Loan Facility. Contained in those agreements are covenants that require the maintenance of financial ratios tied to Adjusted EBITDA. Under the Company’s Revolving Credit Facility, a Fixed Charge Ratio covenant requires the maintenance of a ratio of certain fixed charges, such as interest expense and principal payments, to Adjusted EBITDA of 1.1 to 1. However, testing for such covenant compliance is not required unless availability falls below $75 million. As of January 16, availability was over $600 million and the Company does not currently believe it is reasonable likely that the covenant will require testing in the foreseeable future. Under the Term Loan facility, a Secured Debt Ratio covenant requires the maintenance of certain total indebtedness to Adjusted EBITDA.

As EBITDA and Adjusted EBITDA are not measures of operating performance or liquidity calculated in accordance with U.S. GAAP, these measures should not be considered in isolation of, or as a substitute for, net income, as an indicator of operating performance, or net cash provided by operating activities as an indicator of liquidity.  Our computation of EBITDA and Adjusted EBITDA may differ from similarly titled measures used by other companies.  As EBITDA and Adjusted EBITDA exclude certain financial information compared with net income and net cash provided by operating activities, the most directly comparable GAAP financial measures, users of this financial information should consider the types of events and transactions which are excluded.  As required by the SEC, the Company provides below a reconciliation of EBITDA and Adjusted EBITDA to net earnings and net cash provided by operating activities.

		Forecast of
	Third fiscal	fourth fiscal	Forecast of fiscal
	quarter ended	quarter ending	year 2006 ending
(in millions)	October 28, 2006	February 3, 2007	February 3, 2007

Cash flows from operating activities	$(22.5)	$238.1	$257.2
Depreciation and amortization	(28.4)	(31.5)	(116.5)
Share-based compensation	(4.7)	(119.1)	(134.7)
Tax benefit from stock options exercised	4.7	59.8	80.6
Loss from early exinguishment of debt	—	—	—
Other	(0.1)	(2.8)	(3.0)
Changes in assets and liabilities	87.0	(203.0)	(33.1)
Net income	36.1	(58.5)	50.3
Interest expense	0.2	104.5	105.1
Interest income	(2.7)	0.7	(8.9)
Income tax provision (1)	21.9	(35.5)	30.5
Depreciation and amortization	28.4	31.0	116.0
EBITDA	83.9	42.2	293.1
Adjustments:
Share-based compensation (2)	4.7	119.1	134.7
Strategic alternatives and other legal (3)	11.3	108.5	136.8
Store pre-opening costs (4)	1.7	1.0	5.6
Multi-year initiatives (5)	3.8	1.4	13.4
Other (6)	2.6	4.2	6.4

Adjusted EBITDA	$108.0	$276.4	$590.1

Notes:

(1)             The company is currently evaluating the tax benefit associated with the transaction costs incurred in connectionwith our recently completed Merger.  The income tax provision amounts shown above assume  a 37.75% effective tax rate, which includes the tax benefits of transaction costs. The extent of any tax benefits for the payment of transaction costs will be determined during the fiscal year-end closing process and will be recorded in the fourth quarter.  As such, our effective tax rate may materially change from the 37.75% effective rate assumed herein.

(2)             Reflects share-based compensation expense recorded under the provisions of SFAS No. 123 (R), Share-Based Payment.

(3)             Reflects legal, investment banking and other costs incurred in connection with our strategic alternatives process, as well as CEO post-employment benefits and costs associated with the review of our historical stock option practices and responses to governmental inquiries.

(4)             The company opened 15 stores in the third quarter of fiscal 2006, four stores in the fourth quarter of fiscal 2006, and 43 stores during the 2006 fiscal year. We expense all start-up activity costs as incurred, which primarily include store pre-opening costs. Rent expense incurred prior to a store opening is recorded in cost of sales and occupancy expense on our consolidated income statement.

(5)             Reflects costs associated with multi-year initiatives related to the company's hybrid distribution network and store standardization/remodel program.  Under the hybrid initiative, the company incurred approximately $1.0 million in the third quarter, and expects to incur approximately $0.8 million in the fourth quarter and $2.8 million for the full year, of abnormal costs as a result of consolidation and repositioning of merchandise inventories in our distribution centers. The company expects this consolidation to be substantially complete in fiscal 2007. Under our store standardization/remodel initiative the company is changing store layouts to enhance the in-store experience. To date, the company has completed remodeling 67 stores in fiscal 2006 under this program. Total costs expensed under our store standardization/remodel program were $2.8 million in the third quarter, and the company expects to incur approximately $0.5 million in the fourth quarter, and $10.6 million for the full year.

(6)             Reflects other adjustments required in calculating debt covenant compliance.  Positive adjustments to the calculation consist primarily of costs we identified as related to our former public company status (partially reduced by costs incurred under our new ownership structure), franchise and similar taxes, employee severance and relocation costs, and closed store expense. These favorable adjustments are reduced by foreign currency translation gains on our intercompany debt.